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EXHIBIT 11.1     STATEMENT RE:  CALCULATION OF EARNINGS PER SHARE - UNAUDITED


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
                                                                          THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                              DECEMBER 31,                  DECEMBER 31,
(In thousands except per share amounts)                                    1995           1994          1995             1994
                                                                           ----           ----          ----             ----
Net income                                                              $ 5,607        $ 2,371       $10,035          $ 3,627
Interest saving on convertible debenture                                                   151                        $     0
                                                                        -------        -------       -------          -------
Net income for calculation of earnings per share                        $ 5,607        $ 2,522       $10,035          $ 3,627
                                                                        =======        =======       =======          =======

Average number of common and common equivalent shares:

   Weighted average common shares outstanding                            20,330         17,102        20,181           17,000
   Dilutive common stock equivalents:
      Common stock options and warrant, using treasury stock method       1,474          1,408         1,810            1,468
      Convertible preferred stock                                          --               69          --                 69
   Convertible debentures                                                  --            1,388          --            *
                                                                        -------        -------       -------          -------
Common and common equivalent shares used in the
   calculation of net income per share:                                  21,804         19,967        21,991           18,537
                                                                        =======        =======       =======          =======

Earnings per share:                                                     $  0.26        $  0.13       $  0.46          $  0.20
                                                                        =======        =======       =======          =======
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  * Antidilutive